Prospectus Supplement No. 2
 filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-99703

SI Diamond Technology, Inc.

17,771,209 Shares

SI Diamond Technology, Inc.

Common Stock

(par value $0.001 per share)

_______________________

This Prospectus supplement No. 2 supplements and amends the prospectus dated November 6, 2002, and prospectus supplement no. 1 dated February 7, 2003, relating to the resale of up to 17,771,209 shares of common stock of SI Diamond Technology, Inc.

The section entitled “Selling Shareholders” on pages 17-19 of the prospectus dated November 6, 2002 and the prospectus supplement dated February 7, 2003  is hereby deleted and replaced in its entirety as follows:

Selling Shareholders

This prospectus covers offers of the shares of common stock owned by the Selling Shareholders.  The following table lists the names of the selling shareholders as well as (1) the number of shares of common stock, and (2) the number of shares of common stock underlying existing warrants held as of November 1, 2002. Because SI Diamond does not know how many shares may be sold by the selling shareholders pursuant to this prospectus, no estimate can be given as to the number of the shares that will be held by the selling shareholders upon termination of this offering. None of the selling shareholders have, or have had within the last three years, any material relation ship with us, or any predecessor or affiliate.

SELLING SHAREHOLDERS TABLE

Shareholder	Number of shares of common stock held and offered pursuant to this Prospectus	Number of shares of common stock underlying warrants offered pursuant to this Prospectus	Percentage of interests prior to any sales made pursuant to this Prospectus(1)

2000 PRIVATE PLACEMENTS

D. Craig Valassis	434,028		1.53%(2)

2001 PRIVATE PLACEMENTS

Atlas Capital	622,711		1.82%(2)
Calton Neel	285,714		*
Calvin Nickal	509,289		*
George Fetterman	346,000		*
Miles King	21,277		*
Patrick Dolan	212,766		1.09%(2)
Donald Miller	21,277		*
Charles Bankhead	75,939		*
Elizabeth Bankhead Trust	32,632		*
James V. Carroll	43,860		*
Internet Venture	13,632		*
William Joslin	105,264		*
Jack Liston	8,860		*
Joel Shepherd	105,264		*
Charles Simpson	37,632		*
T. McCullough Strother	87,720		*
Pinnacle Fund	263,158		2.61%(2)
Gordon & Maripat Snyder	8,772		*
Kevin Urretia	21,053		*
Daniel Gilbert	438,597		*
Robin Eisenberg	87,719		*
Southwell Partners	123,457		*
Stuart & Susan Tiplitsky	18,000		*
Westpark Capital	246,914		*
Mark S. & Frances A. Wagner	55,556	*

2002 PRIVATE PLACEMENTS

James Wikert	1,509,911	2.00% (2)
Delta Traders	1,350,000	1.80% (2)
First London Securities	2,900,000	3.86% (2)
Carlton Neel	250,000	*
Atlas Capital	300,000	1.82%(2)
D. Craig Valassis	200,000	1.53%(2)
Robert Leonard	55,556	*
Sarah Thomas	216,666	*
Patrick Dolan	608,333	1.09%(2)
George Fetterman	162,000	*
Donald Miller	20,833	*

Shareholder	Number of shares of common stock held and offered pursuant to this Prospectus	Number of shares of common stock underlying warrants offered pursuant to this Prospectus	Percentage of interests prior to any sales made pursuant to this Prospectus(1)

Calvin Nickal	375,000		*
Winstead Sechrest	625,000		*
Ralph E. and Sandra L. Parry	200,000		*
Robert A. Sprotte Money Purchase Pension Plan	400,000
Daniel and Louise Cafola	92,500		*
Dan Cafolla and Associates Profit Sharing Plan	82,500		*
Till Keesman	500,000		*
Cataloguecollections, Inc.	18,334		*
Hurst Marketing Group, Inc.	18,334		*
Denton Holdings Nevada, Inc.	18,332		*
To Serve Man, Inc.	20,000		*

NOTE SELLING SHAREHOLDERS

Pinnacle Fund, L.P.	1,748,247		2.61%(2)
Atlas Capital	454,952		1.82%(2)
D. Craig Valassis	530,000		1.53%(2)
Nicholas Martin, Jr.	732,620		*

OTHER SELLING SHAREHOLDERS

Katherine D. Banks		80,000	*
James N. Perkins		20,000	*
H. Scott Phillips		20,000	*
John E. Palmer		7,500	*
H. Marcia Smolens		7,500	*
SFT Consulting		20,000	*

TOTAL	17,616,209	155,000	22.63%
	=======	======	======

____________________
*       Less than 1%
(1)     This percentage was calculated including shares issuable upon the exercise of warrants into shares of the Company’s Common Stock or upon the conversion of notes payable into share of the Company’s
          Common Stock.
 (2)    These percentages include all shares for this shareholder covered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

__________________________

The date of this prospectus supplement is April 10, 2003.